SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ATLANTICUS HOLDINGS CORPORATION

_____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

(Name of Registrant as Specified in its Charter)

_____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒         No fee required

☐         Fee paid previously with preliminary materials

☐         Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 17, 2023

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2023 Annual Meeting of Shareholders of Atlanticus Holdings Corporation, which will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328, on Tuesday, May 9, 2023, commencing at 9:00 a.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna

Executive Chairman of the Board of Directors

ATLANTICUS HOLDINGS CORPORATION

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

Notice of Annual Meeting of Shareholders

to be held on Tuesday, May 9, 2023

Notice is hereby given that the Annual Meeting of Shareholders of Atlanticus Holdings Corporation, a Georgia corporation, will be held on Tuesday, May 9, 2023, at 9:00 a.m., local time, at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328 for the following purposes:

1.         To elect seven directors for terms expiring at the 2024 Annual Meeting of Shareholders; and

2.         To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 2023 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such shareholders is available for inspection by any shareholder during ordinary business hours at our principal place of business at Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328. The shareholder list also will be available for inspection by any shareholder at the time and place of the Annual Meeting. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rosalind T. Drakeford

Secretary

Atlanta, Georgia

April 17, 2023

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

ATLANTICUS HOLDINGS CORPORATION

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

(770) 828-2000

Proxy Statement

Annual Meeting of Shareholders

to be held on Tuesday, May 9, 2023

General Information

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors of Atlanticus Holdings Corporation, a Georgia corporation, for use at our 2023 Annual Meeting of Shareholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328, at 9:00 a.m., local time, on Tuesday, May 9, 2023. You may obtain directions to the location of the Annual Meeting by visiting www.atlanticus.com/2023AnnualMeeting or by contacting us at the address or telephone number listed above.

As used in this Proxy Statement, the terms “Atlanticus,” “we,” “us,” and “our” refer to Atlanticus Holdings Corporation. The term “Common Stock” means shares of our common stock, no par value. The term “Board” refers to Atlanticus’ Board of Directors.

This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 19, 2023. A copy of the 2022 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 9, 2023:

This Proxy Statement and the 2022 Annual Report to Shareholders are available at www.atlanticus.com/2023AnnualMeeting.

Voting Rights

Atlanticus’ Common Stock is the only class of securities outstanding that is entitled to vote at the Annual Meeting. The close of business on March 15, 2023 has been fixed as the record date for the determination of our shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, we had outstanding 14,578,158 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders. There are no cumulative voting rights in the election of directors.

Quorum

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares of Common Stock entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

Distinction Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

●

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered, with respect to those shares, the “shareholder of record.”  As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

●

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a shareholder of record, please understand that we do not know that you are a shareholder, or how many shares you own.

Voting Deadline

If you are a shareholder of record on the record date, then your proxy must be received no later than 11:59 p.m. E.T. on May 8, 2023 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted.

Voting Requirements

At the Annual Meeting, shareholders will consider and act upon (1) the election of seven directors for terms expiring at the 2024 Annual Meeting of Shareholders and (2) such other business as may properly come before the Annual Meeting.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board, and all nominees are current directors. The election of directors requires a plurality of the votes cast, and the seven nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board. Our Board recommends voting “FOR ALL NOMINEES” listed in Proposal One and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card also will have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A shareholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Proxy Solicitation

Atlanticus will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of Atlanticus, in person or by telephone, e-mail or electronic transmission. Our officers, directors and employees will receive no additional compensation for any such solicitations. Atlanticus also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

Proposal One:

Election of Directors

Action will be taken at the Annual Meeting for the election of seven directors. All of the nominees listed below are currently serving as directors and are standing for re-election. Each director elected at the Annual Meeting will serve until the 2024 Annual Meeting or until his or her successor is elected and qualified. Proxies can be voted for only seven nominees.

The Board has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age as of the record date, principal occupation for the last five years, selected biographical information and period of service as a director of Atlanticus of the nominees for election as directors are set forth below.

Nominees for Director

David G. Hanna, age 58. Mr. Hanna has chaired the Board since our initial public offering in 1999. He has served as Executive Chairman of Atlanticus since March 2021 and previously served as Chief Executive Officer of Atlanticus from its formation in 1996 until March 2021. Mr. Hanna has been in the consumer credit industry for over 33 years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an administrative services firm, and since 2006, as President of Hanna Capital, LLC, an investment firm. Mr. Hanna’s role as a founder of Atlanticus provides the Board with considerable institutional knowledge and an important long-term perspective on the company and our industry as a whole.

Denise M. Harrod, age 63. Ms. Harrod became a director in 2021. She has more than 32 years’ experience in government, regulatory, and international affairs; financial operations; communication; and diversity and inclusion. Since 2014, she has been an independent management consultant, advising financial services, energy services and commodity trading companies. Ms. Harrod has been recognized as a trailblazer in public policy and diversity and inclusion by various government, legislative, civic, and community organizations. She serves on the Children’s Healthcare of Atlanta Public Affairs Board and the Business Board of Advisors of various national policy, healthcare and community organizations. She holds a bachelor’s degree from The Pennsylvania State University. Ms. Harrod’s business and consulting experience provides the Board with insight into government and regulatory affairs, financial operations, strategic communications, diversity and inclusion and employee wellness.

Jeffrey A. Howard, age 53. Mr. Howard became a director in 2014. He has served as Atlanticus’ Chief Executive Officer since March 2021 and as Atlanticus’ President since April 2014. Mr. Howard joined our subsidiary Atlanticus Services Corporation in 2001 and has served as Executive Managing Director of that subsidiary since 2010 and as Director of Corporate Development since 2001. His 22 years with Atlanticus provide the Board with an intimate understanding of the company’s operations and insightful institutional knowledge. In addition to his 22 years of experience in the consumer finance industry, Mr. Howard has significant experience in corporate development and mergers and acquisitions. This experience provides the Board with valuable insight into our industry and business strategy.

Deal W. Hudson, age 73. Dr. Hudson became a director in 2002. Since 2004, Dr. Hudson has been President of the Morley Institute, a religious and educational think tank, in Washington, D.C. From 1995 to 2010, he also was President of the Morley Publishing Group, a religious publishing company. Dr. Hudson’s leadership experience in the not-for-profit sector provides the Board with important insight in the areas of corporate responsibility and community affairs. Dr. Hudson helps the Board incorporate these considerations into its decision-making process.

Dennis H. James, Jr., age 52. Mr. James became a director in 2022. He has served as Chief Executive Officer of ScoresMatter, Inc., a digital marketing firm, since May 2015. From 2007 to 2015, he served as Chief Executive Officer of International Media Technologies, LLC, an online media and lead generation business. Earlier in his career, Mr. James worked for seven years in the corporate and investment banking division and the structured finance group of Truist Financial Corporation (formerly SunTrust Banks, Inc.). He holds a bachelor’s degree from the Georgia Institute of Technology and earned his M.B.A. from the Wharton School of the University of Pennsylvania. Mr. James serves as an Advisory Board Member of the Scheller College of Business of the Georgia Institute of Technology. Mr. James’ executive experience and experience managing audits provides the Board and Audit Committee with insight in the areas of finance, financial reporting, accounting, corporate development, strategy, corporate governance and risk management.

Joann G. Jones, age 59. Ms. Jones became a director in 2021. She has served as a partner of BakerHostetler, one of the nation’s largest law firms, since June 2015 and as Atlanta Office Managing Partner of the firm since 2016. From 2007 to 2015, Ms. Jones was the Atlanta Office Managing Partner of McKenna Long & Aldridge (now Dentons), a large international law firm. Ms. Jones’s legal practice focuses on real estate development and finance. She has more than 30 years’ experience in commercial real estate including assemblage, development, financing, leasing, and monetizing of real property assets. Ms. Jones is active in her community, serving in leadership positions in a number of organizations. She holds a bachelor’s degree from Chestnut Hill College and earned her J.D. from the University of Virginia School of Law. Ms. Jones’ experience as a large law firm leader provides the Board with strategic insight in the areas of legal and regulatory affairs, community affairs, finance, human capital management and consumer experience.

Mack F. Mattingly, age 92. Senator Mattingly became a director in 1999. He was elected to the United States Senate from the State of Georgia and served from 1981 until 1987. While in the Senate, he was Chairman of the Military Construction Appropriations Subcommittee, the Legislative Branch Subcommittee and the Congressional Operations and Oversight Subcommittee, as well as a member of the Appropriations Committee, the Banking and Housing Committee, the Governmental Affairs Committee and the Joint Economic Committee. In 1987, President Ronald Reagan appointed him Assistant Secretary General for Defense Support for NATO in Brussels, Belgium. In 1988, he received the Secretary of Defense Medal for Outstanding Public Service. In 1992, President George H. W. Bush appointed him Ambassador to the Republic of the Seychelles. Prior to serving in the Senate, Senator Mattingly worked 20 years for the IBM Corporation and served four years in the United States Air Force. Since 1993, Senator Mattingly has been a self-employed entrepreneur, speaker and author. Senator Mattingly’s experience in business and government provides the Board with valuable insight in the areas of governmental, regulatory and community affairs.

The Board recommends a vote “FOR ALL NOMINEES”

listed in Proposal One for election to the Board.

Executive Officers of Atlanticus

Our executive officers are elected annually and serve at the pleasure of the Board. The following sets forth the name, age as of the record date, position(s) with Atlanticus and selected biographical information for our executive officers. The biographies of Messrs. Hanna and Howard are provided above under “Proposal One: Election of Directors.”

Name	Age	Position
David G. Hanna	58	Executive Chairman of the Board
Jeffrey A. Howard	53	President, Chief Executive Officer and Director
William R. McCamey	53	Chief Financial Officer

William R. McCamey, Chief Financial Officer. Mr. McCamey became Chief Financial Officer in January 2014; he served as Treasurer from the time he joined Atlanticus in 2004 to 2015. Mr. McCamey has over 29 years’ experience in capital markets and finance.

Corporate Governance

We have established corporate governance practices designed to serve the best interests of Atlanticus and our shareholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”). Our current Code of Business Conduct and Ethics and charters for the standing committees of the Board are available on our corporate website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.”

Set forth below is information regarding the meetings of the Board during 2022, a description of the Board’s standing committees and information about our corporate governance policies and procedures. For additional information about our corporate governance policies and procedures, see “Compensation Discussion and Analysis—Governance Policies.”

Committees and Meetings of the Board

Board Composition. The size of our Board is currently fixed at seven directors. The current members of the Board are David G. Hanna, Denise M. Harrod, Jeffrey A. Howard, Deal W. Hudson, Dennis H. James, Jr., Joann G. Jones and Mack F. Mattingly. The Board has determined that the following directors are independent in accordance with the Nasdaq and SEC rules governing director independence: Denise M. Harrod, Deal W. Hudson, Dennis H. James, Jr., Joann G. Jones and Mack F. Mattingly.

Meetings of the Board. During fiscal year 2022, the Board met four times. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees. Our Board currently has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Social Impact Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board has determined that each director serving on the Audit, Compensation, and Nominating and Corporate Governance committees is an independent director.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters. The Audit Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” Under the charter, the committee’s principal responsibilities include oversight of the effectiveness of our accounting, auditing and financial reporting processes; the integrity of our financial statements; the effectiveness of our internal controls, policies and procedures for managing and assessing risk and promoting compliance with accounting standards and applicable legal and regulatory requirements; and the appointment, compensation and evaluation of the qualifications and independence of our independent registered accounting firm.

The Audit Committee met five times during 2022. The current members of the Audit Committee are Dennis H. James, Jr. (Chair), Joann G. Jones and Mack F. Mattingly. The Board has determined that Mr. James is an “audit committee financial expert,” as that term is defined in SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in identifying qualified director candidates and developing and monitoring our corporate governance policies. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” Under the charter, the committee’s principal responsibilities include identifying individuals qualified to become members of the Board and recommending candidates for re-election as directors; monitoring and recommending corporate governance and other Board and company practices; and overseeing performance reviews of the Board as a whole, its committees and the individual directors.

With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has opted against developing a formalized process. For more information, see “—Corporate Governance Policies—Policy for Consideration of Director Candidates Recommended by Shareholders.” Similarly, with respect to the evaluation of director nominee candidates by the Nominating and Corporate Governance Committee, the committee has opted against adopting formal requirements or minimum standards regarding the evaluation of potential directors. Rather, the committee will consider each candidate on his or her own merits on a case-by-case basis. However, in evaluating candidates, there are factors that the committee generally views as relevant and is likely to consider. Some of these factors include the candidates’:

●	integrity and reputation;
●	professional experience, particularly experience that is germane to our business, such as credit services, risk management, legal, human resources, finance, marketing, and regulatory experience;
●	ability to qualify as an “audit committee financial expert” (as defined in SEC rules);
●	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that we face;
●	contribution to diversity on the Board;
●	ability to work collegially with others;
●	availability and the ability to attend meetings in person; and
●	current membership on our Board due to the fact that the Board values continuity (but not entrenchment).

The Nominating and Corporate Governance Committee does not assign a particular weight to the individual factors. Similarly, the committee does not expect to see all of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. The committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the company and the interest of its shareholders.

The Nominating and Corporate Governance Committee met two times during 2022. The current members of the Nominating and Corporate Governance Committee are Deal W. Hudson (Chair), Denise M. Harrod and Dennis H. James, Jr.

Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors. The Compensation Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” Under the charter, the committee’s principal responsibilities include determining our compensation philosophy; evaluating our Chief Executive Officer’s performance and determining his compensation; determining and approving the compensation of all other executive officers; reviewing and approving director compensation; administering our incentive compensation plans and equity-based plans; reviewing and approving employment agreements and severance arrangements for our executive officers; reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking; reviewing and recommending the frequency of say-on-pay votes; and reporting regularly to the Board.

The Compensation Committee met two times during 2022. The current members of the Compensation Committee are Joann G. Jones (Chair), Deal W. Hudson and Mack F. Mattingly. For more information on the Compensation Committee, see “Compensation Discussion and Analysis.”

Social Impact Committee. The Social Impact Committee (i) provides guidance to the company’s management and Board on matters relating to the identification, evaluation and monitoring of corporate citizenship, social and political trends, and related issues and concerns; (ii) oversees and provides advice on company social responsibility or other public policy initiatives, policies and practices to enhance its alignment with, and promote the achievement of, the company’s strategy in a manner consistent with its values; and (iii) advises the Board and management on significant public policy issues that are pertinent to the company and its stakeholders. The Social Impact Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.”

The current members of the Social Impact Committee are Denise M. Harrod (Chair), Jeffrey A. Howard and Deal W. Hudson.

Board Diversity

In accordance with Nasdaq’s Board Diversity Rules (Rule 5605(f) and Rule 5606), the following Board Diversity Matrix presents our Board diversity statistics. The Nasdaq Board Diversity Rules’ minimum diversity objective is two diverse directors, including one who self-identifies as female and one who self-identifies as either an underrepresented minority or LGBTQ+. Our Board currently includes two diverse directors and meets the Nasdaq objective.

Board Diversity Matrix (As of April 14, 2023)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	—	1
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native Americans	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	2

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional information about our corporate governance policies and procedures is set forth below:

Code of Ethics. Our Code of Business Conduct and Ethics, which we refer to as the “Code of Ethics,” applies to all of our directors, executive officers and employees. The Code of Ethics is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, on our website within four business days following such amendment or waiver.

Risk Management. Atlanticus’ management is responsible for day-to-day risk management of the company. Management reports to the Board on the material risks the company faces when management determines that the company’s risk profile materially changes. The Board uses management’s reports to evaluate the company’s exposure to risks in light of the company’s business plan and growth strategies. The Board primarily focuses on risks in the areas of operations, liquidity, regulatory changes and compliance, which the Board believes are the areas most likely to have a potential impact on the company in a material way.

Executive Sessions of Independent Directors. The Board has scheduled regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The Board believes that executive sessions foster open and frank communication among the independent directors, ultimately adding to the effectiveness of the Board, as a whole.

Committee Authority to Retain Independent Advisors. Each of the Audit Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by Atlanticus.

Board Leadership Structure. David G. Hanna serves as the Executive Chairman of our Board and prior to March 2021, served as our Chief Executive Officer. In connection with Mr. Hanna’s transition to the Executive Chairman role, the Board appointed Mr. Howard as Chief Executive Officer, which is our principal executive officer position. The Board believes that Mr. Hanna is best situated to chair the Board given his history with Atlanticus, his deep knowledge of our business and his extensive experience in the consumer credit industry. Our five independent directors bring experience, oversight and expertise from outside our company and industry. The Board believes its leadership structure promotes strategy development and execution while facilitating effective, timely communication between management and the Board and is optimal for effective corporate governance.

Whistleblower Procedures. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans. We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings. It is the policy of Atlanticus and our Board that all directors attend the Annual Meeting of Shareholders and be available for questions from shareholders, except in the case of unavoidable conflicts. All of the directors serving at that time attended our 2022 Annual Meeting of Shareholders.

Process for Shareholders to Send Communications to the Board. We encourage shareholder communication with the Board. Any shareholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of Atlanticus at our principal executive offices. Any communication should indicate that you are an Atlanticus shareholder and clearly specify whether it is intended to be delivered to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Shareholders. We welcome recommendations for director candidates from shareholders. In order to make a recommendation, a shareholder should submit the following information to the Nominating and Corporate Governance Committee of the Board:

●	a resume for the candidate detailing the candidate’s work experience and academic credentials;
●

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of Atlanticus;

●

the name of the recommending shareholder as it appears in our books, the number of shares of Common Stock that is owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name (if the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

●	personal and professional references, including contact information; and
●

any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Rosalind T. Drakeford, Secretary at our principal executive offices, who will forward it to the chairperson of the committee. The committee does not necessarily respond to shareholder recommendations.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of Atlanticus’ filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board is composed of three directors and operates under a written charter adopted by the Board, a copy of which is available on our website at www.atlanticus.com under the heading “Investors” and then “Corporate Information—Governance Documents.” The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for Atlanticus’ internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent registered accounting firm is responsible for performing an independent audit of Atlanticus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered accounting firm, nor can the committee certify that the independent registered accounting firm is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered accounting firm on the basis of the information it receives, discussions with management and the independent registered accounting firm and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent registered accounting firm. Management represented to the Audit Committee that Atlanticus’ audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S., and the Audit Committee has reviewed and discussed the consolidated financial statements and the assessment of the effectiveness of Atlanticus’ internal control over financial reporting with management and the independent registered accounting firm. The Audit Committee discussed with the independent registered accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Atlanticus’ independent registered accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding that firm’s independence, and the Audit Committee discussed with the independent registered accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Atlanticus’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

Dennis H. James, Jr., Chair

Joann G. Jones

Mack F. Mattingly

Auditor Fees

The Audit Committee has selected BDO USA, LLP (“BDO”) to serve as our independent registered accounting firm for the fiscal year ending December 31, 2023. We first engaged BDO in 2002 on the recommendation of the Audit Committee, and it has served as our principal accounting firm since that date. A representative of BDO is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative also will have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

Audit Fees. The aggregate fees billed by BDO for professional services rendered for the audit of our annual consolidated financial statements and, for the fiscal year ended December 31, 2022, the audit of our internal control over financial reporting included in our Annual Report on Form 10-K and the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q totaled $1,045,152 for the fiscal year ended December 31, 2022 and $1,355,006 for the fiscal year ended December 31, 2021.

Audit-Related Fees. The aggregate fees billed by BDO related to assurance and similar services totaled $15,000 for the fiscal year ended December 31, 2022 and $106,897 for the fiscal year ended December 31, 2021. These fees were principally related to audit work in connection with audits pertaining to certain of our subsidiaries, our 401(k) defined contribution plan, agreed upon procedures as required by our lenders, securitization investors and trustees, accounting guidance and consultation as well as various reimbursable expenses.

Tax Fees. There were no tax fees billed by BDO for the fiscal years ended December 31, 2022 and 2021.

All Other Fees. There were no other fees billed by BDO for the fiscal years ended December 31, 2022 and 2021.

All audit-related services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Compensation Discussion and Analysis

In this Proxy Statement, “named executive officers” (“NEOs”) refer to David G. Hanna, Jeffrey A. Howard and William R. McCamey.

Compensation Philosophy

The Compensation Committee believes that executive compensation must (i) provide a strong incentive for executives to achieve Atlanticus’ goals, (ii) reward executives with equity interests in Atlanticus and align their interests with shareholder interests to build shareholder value and (iii) attract and retain key executives critical to Atlanticus’ long-term success.

Overview of Atlanticus’ Executive Compensation

The Compensation Committee has designed individual compensation packages for the NEOs that it believes are competitive with other positions in the marketplace that are suitable for each executive based on his skills and experience.

In March 2021, Mr. Hanna transitioned from Chief Executive Officer to Executive Chairman of the Board. In connection with his transition, the Compensation Committee approved an amendment and restatement of his employment agreement to reflect his new executive officer role. Historically, Mr. Hanna primarily has been compensated through base salary and the use by Mr. Hanna and members of his family of charter jet service for personal purposes and at our expense. Given the significant time that Mr. Hanna continues to dedicate to service as an executive officer, the Compensation Committee did not make any changes to his compensation when he transitioned to Executive Chairman of the Board. For 2022, Mr. Hanna received a salary of $600,000 and did not receive a cash bonus or equity award.

In March 2021, Mr. Howard was promoted to President and Chief Executive Officer. In connection with Mr. Howard’s promotion, the Compensation Committee approved an amendment and restatement of his employment agreement, which increased his base salary to $850,000. Historically, Mr. Howard has been compensated primarily through base salary, cash bonus and restricted stock and stock option awards that vest over the course of multiple years. For 2022, Mr. Howard received a cash bonus of $475,000, which equals approximately 55.9% of his base salary. The bonus award represents Atlanticus’ strong 2022 operating and financial performance and Mr. Howard’s contributions thereto. In March 2022, Mr. Howard received an award of 18,869 shares of restricted stock, vesting in three equal annual installments, for his 2021 performance. In March 2022, Atlanticus awarded most of its employees 220 shares of restricted stock, vesting in full on the fifth anniversary of the grant date. As with other employees, Mr. Howard received this award. For his performance in 2022, Mr. Howard received an award of 28,509 shares of restricted stock, vesting in three equal annual installments, in March 2023.

Effective March 2021, the Compensation Committee approved an increase of Mr. McCamey’s base salary to $750,000. This raise reflected Mr. McCamey’s strong job performance and increased responsibilities. Historically, Mr. McCamey has been compensated primarily through base salary, cash bonus and restricted stock and stock option awards that vest over the course of multiple years. For 2022, Mr. McCamey received a cash bonus of $332,000, which equals 44.3% of his base salary. The bonus award represents Atlanticus’ strong 2022 operating and financial performance and Mr. McCamey’s contributions thereto. In March 2022, Mr. McCamey received an award of 9,873 shares of restricted stock, vesting in three equal annual installments, for his 2021 performance. In March 2022, Atlanticus awarded most of its employees 220 shares of restricted stock, vesting in full on the fifth anniversary of the grant date. As with other employees, Mr. McCamey received this award. For his performance in 2022, Mr. McCamey received an award of 19,937 shares of restricted stock, vesting in three equal annual installments, in March 2023.

The Compensation Committee Process

The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations. The Compensation Committee has not used any compensation consultant in setting executive salaries, or in determining other components of executive compensation, nor does it seek formally to benchmark the compensation of our executive officers against compensation paid by other companies to their executives.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

●	evaluating employee performance;
●	preparing information for Compensation Committee meetings;
●	establishing business performance targets and objectives;
●	providing background information regarding Atlanticus’ strategic objectives; and
●	recommending salary levels and equity awards.

From time to time, the Compensation Committee invites members of management, including Mr. Hanna and Mr. Howard, to attend all or a portion of its meetings. Typically, Mr. Hanna and/or Mr. Howard review the performance of senior management and make recommendations on compensation levels. In addition, these officers answer questions posed by the committee.

In the past, the Compensation Committee has authorized Mr. Hanna to negotiate employment agreements with executive officers (other than himself). The negotiated employment agreements are subject to review and approval by the Compensation Committee. Also, the Compensation Committee may delegate to one or more officers of Atlanticus all or part of its authority and duties with respect to equity awards to individuals who are not subject to Section 16 of the Exchange Act.

Say-on-Pay Vote on Executive Compensation

Our Compensation Committee considered the results of the non-binding shareholder advisory vote on the compensation of our NEOs conducted at the May 10, 2022 Annual Meeting of Shareholders. As reported in our current report on Form 8-K, filed with the SEC on May 16, 2022, approximately 99.7% of the votes cast on the proposal expressed support for the compensation program offered to our NEOs as disclosed in the proxy statement for the 2022 Annual Meeting of Shareholders. Accordingly, our Compensation Committee made no material changes to our executive compensation program as a result of the 2022 say-on-pay vote.

Base Compensation

In determining the annual salary of each NEO, the Compensation Committee considers a number of factors, many of which are subjective. These factors include:

●	the executive officer’s level of equity interest in Atlanticus;
●	the recent and historical equity compensation awards granted to the executive officer;
●	the Compensation Committee’s performance evaluation of the executive officer; and
●	the Compensation Committee’s assessment of the executive officer’s value to the organization and any planned change in functional responsibilities of the executive officer.

The Compensation Committee has not changed the base salaries of the NEOs since March 2021.

The salaries paid to the NEOs for the past three years are provided below under “Executive and Director Compensation—Executive Compensation.”

Performance-Based Compensation

Overview

The Compensation Committee’s objective generally is to have a substantial portion of each officer’s compensation contingent upon Atlanticus’ performance as well as upon his or her own level of performance and contribution towards Atlanticus’ performance.

Type of Equity Compensation Awards

In May 2014, our shareholders approved the Atlanticus Holdings Corporation 2014 Equity Incentive Plan. In May 2016, our shareholders approved the Atlanticus Holdings Corporation Amended and Restated 2014 Equity Incentive Plan. In May 2017, our shareholders approved the Atlanticus Holdings Corporation Second Amended and Restated 2014 Equity Incentive Plan. In January 2019 and February 2019, our Board adopted, subject to shareholder approval, the Atlanticus Holdings Corporation Third Amended and Restated 2014 Equity Incentive Plan and the Atlanticus Holdings Corporation Fourth Amended and Restated 2014 Equity Incentive Plan, which we refer to as the “Fourth Amended 2014 Plan.” In May 2019, our shareholders approved the Fourth Amended 2014 Plan. The Fourth Amended 2014 Plan permits the grant of any or all of the following types of equity awards: (1) incentive and nonqualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) restricted stock units; (5) stock or cash-based incentive awards; (6) other stock-based awards; and (7) dividend equivalents. Equity awards may be granted either alone or in addition to or in tandem with any other type of equity award.

For the last five years, our Compensation Committee has used a mix of restricted stock awards and stock option grants, including performance stock options, to incentivize our NEOs. Equity compensation can provide long-term incentives, such as restricted stock awards or stock options that vest over multiple years. Our Compensation Committee uses equity compensation to further align the interests of our NEOs with those of our shareholders. Below is a discussion of these types of equity compensation awards:

Restricted Stock Awards — Restricted stock awards are stock grants that, at the time of the grant, are subject to a risk of forfeiture by the recipient if the recipient’s employment with us terminates prior to the time the risk of forfeiture lapses. The risk of forfeiture for restricted stock awards generally lapses, or the shares vest, over a number of years, although some awards may vest in a single “cliff” vesting. We use restricted stock awards as part of long-term compensation, to retain executives over the vesting period of the shares, and to align the interests of our NEOs with those of our shareholders by providing a compensation element that increases or decreases with the performance of our Common Stock.

Stock Option Grants — Stock option grants are equity awards that allow the recipient to purchase shares of our Common Stock at a fixed price over a period of time until the option expires. Stock options typically are not exercisable when granted and become exercisable, or vest, over a number of years. Historically, our Compensation Committee has granted stock options to our NEOs as part of long-term compensation, to retain executives over the vesting period of the options, and to align the interests of our NEOs with those of our shareholders by creating a mechanism for NEOs to realize the benefits of increases in our stock price. On occasion, our Compensation Committee also has included performance requirements for the vesting of the stock option awards. Specifically, the Compensation Committee granted (i) Mr. Hanna a performance stock option award in February 2017 with vesting contingent on the price of our Common Stock, (ii) Mr. Howard a performance stock option award in November 2018 with vesting contingent on our 2020 financial performance and (iii) Mr. Howard a performance stock option award in November 2018 with vesting contingent on our 2021 financial performance. All three of these performance stock option awards vested in full.

The Compensation Committee selects the type of equity compensation awards to be made available to our NEOs based on its assessment of the incentives provided by each award, and the potential impact to our financial results. The Compensation Committee also considers the forms and amounts of outstanding equity awards held by our NEOs, the financial accounting and tax treatment on Atlanticus, and the tax treatment to our NEOs, in determining the form and amount of equity compensation to award.

Size of Equity Compensation Awards

In 2022, Mr. Howard received restricted stock awards for an aggregate of 18,869 shares and Mr. McCamey received restricted stock awards for an aggregate of 10,093 shares. In 2020 and 2021, the NEOs did not receive any restricted stock awards. In November 2020, the Compensation Committee awarded each of our employees, including the NEOs, a stock option award to purchase up to 1,000 shares of Common Stock. The NEOs did not receive any other stock option awards over the last three years.

Information regarding the amounts of equity compensation that have been awarded to the NEOs in the past three years is provided below under “Executive and Director Compensation—Executive Compensation.”

Cash Bonuses

Our Compensation Committee does not maintain a formal cash bonus compensation plan. Rather, following the end of each fiscal year, the Compensation Committee reviews Atlanticus’ operating and financial performance, the individual performance of each of the NEOs and the other elements of each NEO’s compensation. Based on this evaluation of the 2022 fiscal year, the Compensation Committee awarded Mr. Howard a cash bonus of $475,000 and awarded Mr. McCamey a cash bonus of $332,000. These bonuses equal 55.9% and 44.3%, respectively, of Mr. Howard’s and Mr. McCamey’s base salary. The bonus awards represent Atlanticus’ strong 2022 operating and financial performance and their contributions thereto. Given Mr. Hanna’s significant equity holdings in Atlanticus, the Compensation Committee has not previously awarded significant cash bonuses to Mr. Hanna.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our NEOs the following benefits and perquisites:

Medical Insurance. We provide to each NEO, the NEO’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to our other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. We provide each NEO such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Defined Contribution Plan. We and our designated affiliates offer a 401(k) Savings/Retirement Plan, which is a tax-qualified retirement plan, to eligible employees. The 401(k) Plan permits eligible employees to defer a portion of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We make matching contributions to the 401(k) Plan up to 1.5% of the maximum amount of an employee’s compensation that is eligible for matching contributions. In 2022, the maximum matching grant to a NEO was $4,575.

Other. We make available certain other perquisites or fringe benefits to executive officers and other employees, such as the payment of long-term disability insurance premiums and the personal use of a mobile phone. In addition, the Compensation Committee has authorized the use of charter jet service by Mr. Hanna and his family for personal purposes and at our expense.

Severance Arrangements

None of the employment agreements for the NEOs provides for severance or other benefits upon termination of employment. The employment agreement for each of Mr. Howard and Mr. McCamey provides that if his employment is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” his outstanding equity awards shall vest immediately.

Change of Control Arrangements

There are no change of control agreements between Atlanticus and any of our NEOs.

The Fourth Amended 2014 Plan provides that in the event of a “change of control,” the Compensation Committee in its discretion may terminate outstanding equity awards by (i) giving the participants an opportunity to exercise the equity awards that are then exercisable and then terminating, without any payment, all equity awards that have not been exercised (including those that were not exercisable) as of the change of control or (ii) paying the participant the value of the equity awards that are then vested, exercisable or payable as of the change of control (without payment for any equity awards that are not then vested, exercisable or payable or that have no value). Alternatively, the Compensation Committee may take such other action as the Compensation Committee determines to be reasonable under the circumstances to permit the participant to realize the value of the equity award in connection with a change of control. The Compensation Committee may provide that a participant’s outstanding equity awards become fully exercisable, non-forfeitable or payable on and after a change of control or immediately before the date the equity awards will be terminated in connection with a change of control. Equity awards will not be terminated to the extent they are to be continued after the change of control.

Governance Policies

Compensation Recovery Policy. The Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek the return of appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Hedging. Our executive officers and directors are prohibited from conducting any short sales of Atlanticus Common Stock. Other than this prohibition, we do not have any policies regarding hedging the economic risk of equity ownership applicable to our employees or directors.

Risk Management related to Compensation Policies and Practices. We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Atlanticus. The design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals. For example, while cash bonuses are based on annual performance, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Joann G. Jones, Chairman

Deal W. Hudson

Mack F. Mattingly

Executive and Director Compensation

In this Proxy Statement, “NEOs” refer to David G. Hanna, Jeffrey A. Howard and William R. McCamey.

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our NEOs. For each NEO’s existing stock ownership as of the record date, see “Security Ownership of Certain Beneficial Owners and Management.” Each of the NEOs has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of each NEO’s employment agreement, see “—NEO Employment Agreements.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
David G. Hanna Executive Chairman of the Board(2)	2022	$600,000	—	—	—	$2,142,375	(3)	$2,742,375
	2021	$600,000	—	—	—	$1,072,241	(3)	$1,672,241
	2020	$600,000	$2,500	—	$9,470	$692,187	(3)	$1,304,157

Jeffrey A. Howard President and Chief Executive Officer(4)	2022	$850,000	$475,000	$860,049	—	$4,575	(5)	$2,189,624
	2021	$797,917	$850,000	—	—	$4,350	(5)	$1,652,267
	2020	$600,000	$602,500	—	$9,470	$4,275	(5)	$1,216,245

William R. McCamey Chief Financial Officer	2022	$750,000	$332,000	$460,039	—	$4,575	(5)	$1,546,614
	2021	$708,333	$750,000	—	—	$4,350	(5)	$1,462,683
	2020	$550,000	$252,500	—	$9,470	$4,275	(5)	$816,245

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, amounts reflect the aggregate grant date fair value of each stock and option award, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value of each stock award was determined by reference to the closing price of the Common Stock on the grant date.  The grant date fair value for each option award was determined by an option pricing model that utilizes the closing price of the Common Stock on the grant date, a weighted average volatility of 77.7% for 2020 and an expected term of five years for 2020. For additional information, see Note 15 “Stock-Based Compensation” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 31, 2021.

(2)	In March 2021, Mr. Hanna transitioned from Chief Executive Officer to Executive Chairman of the Board.
(3)

Reflects (i) $2,137,800, $1,067,891 and $687,912 for 2022, 2021 and 2020, respectively, for the use by Mr. Hanna and members of his family of charter jet service for personal purposes and at our expense at an incremental cost to us, which is calculated based on the total flight costs charged by the charter companies, including cost per flight hour charge specified in the lease agreement, fuel surcharge, catering, international fees and federal excise tax and (ii) $4,575, $4,350 and $4,275 in 2022, 2021 and 2020, respectively, for matching contributions to the Atlanticus 401(k) Plan.

(4)	In March 2021, Mr. Howard was promoted to President and Chief Executive Officer. Prior to that time, Mr. Howard served as President.
(5)	Reflects matching contributions to the Atlanticus 401(k) Plan.

The following table sets forth information concerning grants of plan-based awards to our NEOs in 2022.

Grants of Plan-Based Awards

Name	Grant Date	Number of Securities Underlying Restricted Stock Awards (#)	Grant Date Fair Value of Stock Awards
David G. Hanna	—	—	—

Jeffrey A. Howard	March 14, 2022	18,649	$850,021
	March 14, 2022	220	$10,028

William R. McCamey	March 14, 2022	9,873	$450,011
	March 14, 2022	220	$10,028

The following table sets forth information concerning outstanding equity awards held by our NEOs at December 31, 2022.

Outstanding Equity Awards at December 31, 2022

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested

David G. Hanna	11/11/2020	667	(1)	333	(1)	—	$15.30	11/11/2025	—		—

Jeffrey A. Howard	11/11/2020	667	(1)	333	(1)	—	$15.30	11/11/2025	—		—
	11/12/2018	100,000	(2)	—		—	$6.00	11/12/2023	—		—
	11/12/2018	200,000	(3)	—		—	$6.00	11/12/2023	—		—
	11/12/2018	200,000	(3)	—		—	$6.00	11/12/2023	—		—
	3/14/2022	—		—		—	—	—	220	(4)	$5,764
	3/14/2022	—		—		—	—	—	18,649	(5)	$488,604

William R. McCamey	11/11/2020	667	(1)	333	(1)	—	$15.30	11/11/2025	—		—
	3/14/2022	—		—		—	—	—	220	(4)	$5,764
	3/14/2022	—		—		—	—	—	9,873	(5)	$258,673

(1)	This stock option award vests in three equal installments on November 11, 2021, November 11, 2022 and November 11, 2023.
(2)	This stock option award vested in three equal installments on November 12, 2019, November 12, 2020 and November 12, 2021.
(3)	This stock option award vested in full upon satisfaction of the performance criteria.
(4)	This restricted stock award vests on March 14, 2027.
(5)	This restricted stock award vests in three substantially equal installments on March 14, 2023, March 14, 2024 and March 14, 2025.

The following table sets forth information concerning options that were exercised by our NEOs during 2022 and stock awards held by our NEOs that vested during 2022.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
David G. Hanna	1,000,000	$67,170,000	—	—

Jeffrey A. Howard	—	—	—	—

William R. McCamey	200,000	$6,906,000	—	—

Potential Payments Upon Termination or Change of Control

As described under “—NEO Employment Agreements,” we have entered into employment agreements with Messrs. Hanna, Howard and McCamey. None of the employment agreements for the NEOs provides for severance or other benefits upon termination of employment. The employment agreement for each of Mr. Howard and Mr. McCamey provides that if his employment is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” his outstanding equity awards shall vest immediately.

The following table quantifies the payments and benefits that each NEO would receive assuming his respective employment were terminated, or upon a change of control, on the last day of our most recent fiscal year, December 31, 2022, for the reason set forth in each of the columns.

	Termination Due to Disability or Death		Termination Without Cause or With Good Reason		Termination With Cause or Without Good Reason		Change of Control(1)
David G. Hanna

Salary	$50,000	(2)	$50,000	(3)(4)	–	(5)	–	(5)
Bonus	–		–		–		–
Value of acceleration of unvested equity awards	$3,630	(6)	$3,630	(6)	–		–
Health and welfare benefits	$1,172	(2)	$1,172	(3)	–		–

Total	$54,802		$54,802		–		–

Jeffrey A. Howard

Salary	$70,833	(2)	$70,833	(3)	–	(5)	–	(5)
Bonus	–		–		–		–
Value of acceleration of unvested equity awards	$497,998	(6)	$497,998	(6)	–		–
Health and welfare benefits	$1,897	(2)	$1,897	(3)	–		–

Total	$570,728		$570,728		–		–

William R. McCamey

Salary	$62,500	(2)	$62,500	(3)	–	(5)	–	(5)
Bonus	–		–		–		–
Value of acceleration of unvested equity awards	$268,066	(6)	$268,066	(6)	–		–
Health and welfare benefits	$1,897	(2)	$1,897	(3)	–		–

Total	$332,463		$332,463		–		–

(1)

Assumes that the NEO is not terminated in connection with the change of control. If the NEO is terminated in connection with a change of control, the termination may qualify as a termination without cause or with good reason.

(2)	The NEO may be terminated on 30 days’ notice in the event of a “complete disability.” The amount shown represents the amount required to be paid during this 30-day termination period.
(3)	The NEO may be terminated on 30 days’ notice. The amount shown represents the amount required to be paid during this 30-day termination period.
(4)	If Atlanticus pays the NEO his salary for one year after the termination date, the NEO will be bound by a covenant against competition.
(5)	The NEO is entitled to any salary earned up until his termination.
(6)

Represents the value of accelerating the vesting of the unvested portion of stock options and restricted stock held by the NEO as of December 31, 2022. The amount shown with respect to a stock option was calculated based on the “spread” value of the stock option, representing the difference between the applicable exercise price and $26.20, the closing market price of our Common Stock on Nasdaq on December 30, 2022, the last trading day of 2022. The amount shown with respect to a restricted stock award was calculated based on the intrinsic value of the restricted stock award, which was calculated based on the closing market price of our Common Stock on Nasdaq on December 30, 2022. For more information regarding equity awards held by the NEOs as of December 31, 2022, see “—Outstanding Equity Awards at December 31, 2022.”

NEO Employment Agreements

David G. Hanna. Pursuant to the amended and restated employment agreement with David G. Hanna dated March 18, 2021, Mr. Hanna serves as Executive Chairman of Atlanticus and is entitled to receive an annual base salary of $600,000. No severance or other benefits will be paid by Atlanticus to Mr. Hanna upon his termination of employment. Mr. Hanna’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement).

Jeffrey A. Howard. Pursuant to the amended and restated employment agreement with Jeffrey A. Howard dated March 18, 2021, Mr. Howard serves as President and Chief Executive Officer of Atlanticus. Mr. Howard is entitled to receive an annual base salary of $850,000 and is eligible to receive bonus and equity compensation as determined by the Compensation Committee from time to time. No severance or other benefits will be paid by Atlanticus to Mr. Howard upon his termination of employment. Mr. Howard’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement). If Mr. Howard’s employment agreement is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” Mr. Howard’s outstanding equity awards shall vest immediately.

William R. McCamey. Pursuant to the employment agreement with William R. McCamey dated March 28, 2014, Mr. McCamey serves as Chief Financial Officer of Atlanticus. Mr. McCamey is entitled to receive an annual base salary of $450,000, which may be adjusted and is currently $750,000, and is eligible to receive bonus and equity compensation as determined by the Compensation Committee from time to time. No severance or other benefits will be paid by Atlanticus to Mr. McCamey upon his termination of employment. Mr. McCamey’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement). If Mr. McCamey’s employment agreement is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” Mr. McCamey’s outstanding equity awards shall vest immediately.

Director Compensation

During fiscal year 2022, we paid each of our independent directors an annual fee of $50,000 in cash for directorship services. In addition, independent directors received a cash fee of $3,000 for each Board meeting attended (including telephonic attendance) and $1,500 for each committee meeting attended (including telephonic attendance) regardless of whether such committee meeting was held on the same day as a meeting of the full Board. For services in 2022, we paid additional cash fees of $25,000 to the Chair of each of the Audit Committee and Social Impact Committee and $10,000 to the Chair of each of the Nominating and Corporate Governance Committee and Compensation Committee. We expect these cash fees to remain the same for service during 2023, as set forth in Exhibit 10.1 to our Form 10-Q filed with the SEC on November 8, 2022. For more on our independent directors, please see the “Corporate Governance” section of this Proxy Statement.

On January 2, 2023, each independent director serving at that time received an award of 2,300 shares of Common Stock. Each award vests in two equal annual installments and is subject to other terms and conditions imposed by the Fourth Amended 2014 Plan and the standard form of award agreement under such plan. All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board or its committees.

We do not currently provide our non-independent directors with any additional compensation, including equity grants, for their service on the Board, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board.

The following table sets forth information concerning the compensation of our non-management directors for the year ended December 31, 2022.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation		Total
Denise M. Harrod	$96,000	$71,320	$27,500	(3)	$194,820
Deal W. Hudson	$85,500	$71,320	—		$156,820
Joann G. Jones	$82,500	$71,320	—		$153,820
Dennis H. James, Jr.(4)	$69,750	$51,450	—		$121,200
Mack F. Mattingly	$78,750	$71,320	—		$150,070
Thomas G. Rosencrants(5)	$0	$71,320	—		$71,320

(1)	As of December 31, 2022, our non-management directors held the following equity awards:

Name	Shares of Restricted Stock
Denise M. Harrod	3,000
Deal W. Hudson	3,000
Dennis H. James, Jr.	1,000
Joann G. Jones	3,000
Mack F. Mattingly	3,000
(2)

Reflects the aggregate grant date fair value of each stock award, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value was determined by reference to the closing price of the Common Stock on the grant date. For additional information, see Note 14 “Stock-Based Compensation” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 15, 2023.

(3)	Represents fees received for consulting services.
(4)	Mr. James became a director in March 2022.
(5)	In January 2022, Mr. Rosencrants passed away.

Compensation Committee Interlocks and Insider Participation

During 2022, Mr. Hudson, Ms. Jones and Mr. Mattingly served on the Compensation Committee. None of the members of the Compensation Committee was a current or former officer or employee of Atlanticus or any of our subsidiaries. There were no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement. None of the members of the Compensation Committee had any relationship requiring disclosure under “Related Party Transactions.”

Pay Versus Performance

Overview

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and the average of our other NEOs and certain of our financial performance measures. Compensation actually paid, as determined under SEC requirements, does not fully represent the actual final amount of compensation earned by, or paid to, our NEOs during the applicable years.

The Compensation Committee did not use the information displayed in the tables below, including the calculation of compensation actually paid, as a basis for making compensation decisions. For further information regarding Atlanticus’ compensation philosophy, see “Compensation Discussion and Analysis.”

Pay Versus Performance Table

The table below sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2022, 2021 and 2020:

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (a)		Compensation Actually Paid to PEO (b)		Average Summary Compensation Table total for Non-PEO NEOs (c)	Average Compensation Actually Paid to Non-PEO NEOs (d)	Atlanticus Total Shareholder Return (e)	Peer Group Total Shareholder Return (f)	Net Income ($ thousands) (g)	Company Selected Measure (CSM) - Total Revenue ($ thousands) (h)
	First PEO	Second PEO	First PEO	Second PEO
2022	$2,189,624	N/A	$398,008	N/A	$2,144,495	$2,018,996	$290.79	$100.12	$134,612	$1,046,913
2021	$1,672,241	$1,652,267	$1,719,163	$18,083,032	$1,462,683	$6,083,605	$791.56	$131.98	$177,789	$748,056
2020	$1,304,157	N/A	$3,472,241	N/A	$1,016,245	$6,630,170	$273.36	$103.72	$93,917	$563,410

Column (a). Reflects compensation amounts reported in the Summary Compensation Table. For 2022, the PEO was Jeffrey A. Howard. For 2021, the first PEO was David G. Hanna and the second PEO was Jeffrey A. Howard. For 2020, the PEO was David G. Hanna.

Column (b). Reflects the respective amounts set forth in column (a) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (b) of the table above do not reflect the actual amount of compensation earned, realized, or received by the PEO during the applicable year, with a significant portion of the value subject to forfeiture in the event that the underlying vesting conditions with respect to the equity awards are not achieved. For information regarding the decisions made by our Compensation Committee in regard to the PEO’s compensation for each fiscal year, see “Compensation Discussion and Analysis” and the tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for PEO	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to PEO
2022	$2,189,624	$(860,049)	$494,368	$(14,280)	$(1,411,655)	—	$398,008
2021 First PEO	$1,672,241	—	—	$28,902	$18,020	—	$1,719,163
2021 Second PEO	$1,652,267	—	—	$9,078,015	$7,352,750	—	$18,083,032
2020	$1,304,157	$(9,470)	$17,459	—	$2,160,095	—	$3,472,241

Column (c). Reflects compensation amounts reported in the Summary Compensation Table. The following non-PEO NEOs are included in the average amounts shown:

2022: David G. Hanna and William R. McCamey

2021: William R. McCamey

2020: Jeffrey A. Howard and William R. McCamey

Column (d). Reflects the respective amounts set forth in column (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned, realized, or received by the non-PEO NEOs during the applicable year, with a significant portion of the value subject to forfeiture in the event that the underlying vesting conditions with respect to the equity awards are not achieved. For information regarding the decisions made by our Compensation Committee in regard to the non-PEO NEOs’ compensation for each fiscal year, see “Compensation Discussion and Analysis” and the tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for Non-PEO NEOs	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to Non-PEO NEOs
2022	$2,144,495	$(230,020)	$132,219	$(14,280)	$(13,418)	—	$2,018,996
2021	$1,462,683	—	—	$28,902	$4,592,020	—	$6,083,605
2020	$1,016,245	$(9,470)	$17,459	$5,559,452	$46,484	—	$6,630,170

Column (e). For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of Atlanticus through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019.

Column (f). For the relevant fiscal year, represents the cumulative TSR of the Nasdaq Financial 100 (“Peer Group TSR”) through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019 and reinvestment of dividends.

Column (g). Reflects Net Income in Atlanticus’ Consolidated Statements of Income included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.

Column (h). Company Selected Measure (“CSM”) is Total Revenue from Atlanticus’ Consolidated Statements of Income included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.

Relationship Between Compensation Actually Paid and Certain Financial Performance Measures

The following graphs illustrate the relationship between compensation actually paid to our PEO and other NEOs in 2022, 2021 and 2020 and certain financial performance measures.

Relationship Between Compensation Actually Paid and TSR

The following graph illustrates the relationship between compensation actually paid to our PEO and other NEOs, the cumulative total shareholder return (“TSR”) on $100 investing in Atlanticus’ common stock at the close of the market on December 31, 2019, with dividends reinvested on the date paid through December 31, 2022, and the cumulative Peer Group TSR. The Peer Group TSR is calculated in a similar manner to Atlanticus’ TSR.

Relationship Between Compensation Actually Paid and Net Income

The following graph illustrates the relationship between compensation actually paid to our PEO and other NEOs and Atlanticus’ Net Income in 2022, 2021 and 2020.

Relationship Between Compensation Actually Paid and Total Revenue

The following graph illustrates the relationship between compensation actually paid to our PEO and other NEOs and Atlanticus’ Total Revenue in 2022, 2021 and 2020.

Most Important Performance Measures

We believe the following performance measures represent the most important financial performance measures used by our Compensation Committee to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

Total Revenue

Net Income Attributable to Common Shareholders Per Common Share – Diluted

Total Assets

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer, our PEO, and the median of the annual total compensation of all employees of Atlanticus and our consolidated subsidiaries, except our Chief Executive Officer, on December 31, 2022 (the “Determination Date”).

For 2022, our last completed fiscal year:

●	the annual total compensation of our Chief Executive Officer was $2,189,624;
●	the median of the annual total compensation of all employees of Atlanticus and our consolidated subsidiaries (other than the Chief Executive Officer) was $86,868; and
●

the ratio between the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees of Atlanticus and our consolidated subsidiaries was estimated to be 25 to 1.

See “—Executive Compensation—Summary Compensation Table” for more information about the total compensation of our Chief Executive Officer, Mr. Howard.

To identify the median of the total compensation of all employees of Atlanticus and our consolidated subsidiaries (excluding our Chief Executive Officer), we first determined our employee population as of the Determination Date. We measured compensation for all full-time, part-time, seasonal and temporary employees of Atlanticus and our consolidated subsidiaries as of the Determination Date, excluding Mr. Howard and, as permitted by Item 402(u) of Regulation S-K, excluding any independent contractors or “leased” workers. We then measured compensation for the period beginning on January 1, 2022 and ending on December 31, 2022 for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, including salary, wages and other compensation as shown in our payroll and human resources records for 2022. A portion of our employee workforce worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the median paid employee, as permitted by Item 402(u) of Regulation S-K, we annualized the compensation for any such individuals who were full-time or part-time. After identifying the median paid employee for 2022, we calculated the annual total compensation for 2022 for such employee using the same methodology we used for our NEOs as set forth in the Summary Compensation Table.

The SEC rules do not specify a single methodology for identification of the median employee or calculation of the Chief Executive Officer pay ratio, and other companies may use different assumptions, adjustments, exclusions, or estimates in calculating their Chief Executive Officer pay ratio. Accordingly, Chief Executive Officer pay ratio disclosures may involve a degree of imprecision and may be inconsistent in methodology among different companies. Therefore, the Chief Executive Officer pay ratio disclosed by other companies may not be comparable to our Chief Executive Officer pay ratio as disclosed above. The pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above.

Equity Compensation Plan Information

We maintain the Fourth Amended 2014 Plan, pursuant to which we may grant awards of (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; (v) stock or cash-based incentive awards; (vi) other stock-based awards and (vii) dividend equivalents.

We also maintain the Atlanticus Holdings Corporation Second Amended and Restated Employee Stock Purchase Plan, which we refer to as the “Second Amended ESPP”, pursuant to which eligible employees can elect to have a certain amount of their annual wages withheld to purchase Atlanticus Common Stock. The amounts deducted and accumulated by each participant are used to purchase shares of Common Stock on or as promptly as practicable after the last trading day of the month. The price of stock purchased under the Second Amended ESPP is approximately 85% of the fair market value per share of our Common Stock on the last trading day of the month. Executive officers are not eligible to participate in the Second Amended ESPP.

The following table provides information about option and restricted stock unit awards under the Fourth Amended 2014 Plan as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)
Equity compensation plans previously approved by security holders	802,163	$12.23	2,136,199
Equity compensation plans not approved by security holders	—	—	—
Total	802,163		2,136,199

(1)	Does not include outstanding shares of previously awarded restricted stock.
(2)	Represents 2,085,158 shares available for future issuance under the Fourth Amended 2014 Plan and 51,041 shares available for future issuance under the Second Amended ESPP as of December 31, 2022.

Related Party Transactions

Transactions with Related Persons

In January 2013, HBR Capital, Ltd. (“HBR”), a company co-owned by David G. Hanna and his brother Frank J. Hanna, III, began leasing the services of four employees from Atlanticus. HBR reimburses Atlanticus for the full cost of such employees, based on the amount of time devoted to HBR. For the years ended December 31, 2022 and December 31, 2021, HBR reimbursed Atlanticus $404,302 and $380,733, respectively, for compensation and benefits related to these leased employees.

Under a shareholders agreement into which we entered with certain shareholders, including David G. Hanna, Frank J. Hanna, III and certain trusts that were affiliates of the Hannas, following our initial public offering (i) if one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding Common Stock, each of the other shareholders that is a party to the agreement may elect to sell his shares to the purchaser on the same terms and conditions, and (ii) if shareholders that are a party to the agreement owning more than 50% of the Common Stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

On November 26, 2014, we and certain of our subsidiaries entered into a Loan and Security Agreement with Dove Ventures, LLC (“Dove”). The agreement provided for a senior secured term loan facility in an amount of up to $40.0 million at any time outstanding. The loans bore interest at the rate of 9.0% per annum, payable monthly in arrears. On December 27, 2019, we issued 400,000 shares of Series A Convertible Preferred Stock in exchange for full satisfaction of the $40.0 million that we owed Dove under the Loan and Security Agreement.

The holders of the Series A Convertible Preferred Stock are entitled to receive dividends at the rate of 6.0% per annum (cumulative, non-compounding), and such dividends are payable in preference to any dividends on our Common Stock. The Series A Convertible Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of Series A Convertible Preferred Stock on or after January 1, 2025 at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends. At the request of holders of a majority of the shares of Series A Convertible Preferred Stock, we are required to offer to redeem all of the Series A Convertible Preferred Stock at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends, at the option of the holders thereof, on or after January 1, 2024. Upon the election by the holders of a majority of the shares of Series A Convertible Preferred Stock, each share of the Series A Convertible Preferred Stock is convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of (a) $100 and (b) any accumulated and unpaid dividends on such share by (ii) an initial conversion price equal to $10 per share, subject to certain adjustment in certain circumstances to prevent dilution. Except for approval of adverse changes to the terms of the Series A Convertible Preferred Stock or in certain other events, the holders of Series A Convertible Preferred Stock have no voting rights except as required by law. From January 1, 2022 to March 31, 2023, Atlanticus paid Dove an aggregate of approximately $3.0 million in dividends on the Series A Convertible Preferred Stock.

Dove is a limited liability company owned by three trusts. David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of one of the trusts, and David G. Hanna and members of his immediate family are the beneficiaries of this trust. Frank J. Hanna, III is the sole shareholder and the President of the corporation that serves as the sole trustee of the other two trusts, and Frank J. Hanna, III and members of his immediate family are the beneficiaries of these other two trusts.

During 2022, we utilized Axiom Bank, NA to provide legal and other services related to various commercial opportunities. David G. Hanna, Frank J. Hanna, III and members of their immediate families, control and own Axiom Bancshares, Inc., which is the bank holding company for Axiom Bank, NA. The aggregate amount of payments made to Axiom Bank during 2022 was $1.0 million.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our Board) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee’s charter, the Audit Committee must review and determine whether to approve in advance any proposed related party transaction. For these purposes, a “related party transaction” refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

In addition, all of our employees, officers and directors are required to comply with the Code of Ethics. The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of Atlanticus, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected. Any transaction between Atlanticus and another party on terms that are reasonably believed to be at least as favorable as the terms that we otherwise could have obtained from an unrelated third party shall not create a conflict of interest or cause a violation of the Code of Ethics, provided that (i) with respect to the directors and any member of senior management, the Audit Committee of the Board was given prior notice of such transaction and (ii) with respect to all other employees, our Managing Counsel was given prior notice of such transaction. The rules in the Code of Ethics regarding conflicts of interest not only apply to all of our employees, officers and directors, but also to immediate family members and certain business associates of our employees, officers and directors.

There were no transactions that were required to be reported under “—Transactions with Related Persons” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the record date. The information is provided with respect to (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of our directors, (3) each of our NEOs and (4) all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise or conversion of Series A Convertible Preferred Stock, options, warrants or other purchase rights. Shares of Common Stock subject to Series A Convertible Preferred Stock, options, warrants or other purchase rights that are currently exercisable or are exercisable within 60 days of the record date (including shares subject to restrictions that lapse within 60 days of the record date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such Series A Convertible Preferred Stock, options, warrants or other purchase rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. For these reasons, the percentages shown in the following table total to more than 100%. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Shareholder	Number of Shares	Percent of Class

Five Percent Shareholders (other than directors and NEOs):
Kimberly M. Hanna(1)(2)	3,673,072	25.2%
Sally R. Hanna(1)(3)	3,998,072	27.4%
Frank J. Hanna, III(1)(4)	4,263,432	22.9%

Directors and NEOs:
David G. Hanna(1)(5)	8,262,171	44.5%
Denise M. Harrod(6)	7,300	*
Jeffrey A. Howard(1)(7)	883,302	5.9%
Deal W. Hudson(6)	75,452	*
Dennis H. James, Jr.(8)	19,988	*
Joann G. Jones(6)	7,300	*
Mack F. Mattingly(6)	14,300	*
William R. McCamey(1)(9)	730,667	5.0%
Directors and executive officers as a group (8 persons)	10,000,480	52.4%

(1)	The address of the indicated holders is c/o Atlanticus Holdings Corporation, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328.
(2)

Includes 3,673,072 shares of Common Stock held by DKH Capital, LLC (“DKH”). The governing documents for DKH provide Kimberly M. Hanna with sole voting and dispositive power over the shares held by DKH. All of the shares of Common Stock held by DKH have been pledged to secure the loan referred to in footnotes (3) and (4). Excludes 3,998,072 shares of Common Stock that have been pledged to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family to secure a loan to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(3)

Includes 3,998,072 shares of Common Stock held by FSH Capital, LLC (“FSH”). The governing documents for FSH provide Sally R. Hanna with sole voting and dispositive power over such shares. All of the shares of Common Stock held by FSH have been pledged to secure the loan referred to in footnotes (2) and (5). Excludes 3,673,072 shares of Common Stock that have been pledged to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family to secure a loan to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(4)

Includes (i) 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove and (ii) 263,432 shares of Common Stock held by EHP Capital, LLC (“EHP”). Frank J. Hanna, III shares voting and dispositive power over the 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove with his brother David G. Hanna. The governing documents of EHP provide Frank J. Hanna, III with sole voting and dispositive power over the 263,432 shares of Common Stock held by EHP. Excludes 3,673,072 shares of Common Stock that have been pledged to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family to secure a loan to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(5)

Includes (i) 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove, (ii) 3,673,072 shares of Common Stock held by DKH, (iii) 325,000 shares of Common Stock held by Bravo Two Company, Inc. as Trustee for Rainbow Trust Two Nevada (“Rainbow Trust”), (iv) 263,432 shares of Common Stock held directly by David G. Hanna and (v) 667 shares underlying a stock option that is currently exercisable or exercisable within 60 days of the record date. David G. Hanna shares voting and dispositive power over the 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove with his brother Frank J. Hanna, III. The governing documents for DKH provide Kimberly M. Hanna with sole voting and dispositive power over the shares held by DKH. Given David G. Hanna’s position as Executive Chairman of Atlanticus, shared voting and dispositive power for these shares of Common Stock is attributed to David G. Hanna and Kimberly M. Hanna. All of the shares of Common Stock held by DKH have been pledged to secure the loan referred to in footnotes (3) and (4). Bravo Two Company, Inc. (“Bravo”) is the trustee for the Rainbow Trust. David G. Hanna is the President, Secretary, and Treasurer and the sole owner of Bravo. Excludes 3,998,072 shares of Common Stock that have been pledged to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family to secure a loan to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(6)	Includes 2,800 shares of restricted stock over which the holder has sole voting but no investment power.
(7)

Includes (i) stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 500,667 shares of Common Stock and (ii) 41,162 shares of restricted stock over which the holder has sole voting but no investment power.

(8)

Includes (i) 160 shares of Common Stock held in an individual retirement account, (ii) 660 shares of Common Stock held by his children and (iii) 3,300 shares of restricted stock over which the holder has sole voting but no investment power.

(9)

Includes (i) stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 667 shares of Common Stock, (ii) 26,739 shares of restricted stock over which the holder has sole voting but no investment power, (iii) 18,000 shares of Common Stock held by his spouse and (iv) 585,016 shares of Common Stock held by an LLC controlled by the reporting person.

Changes in Control

Except for the loans described in footnotes (2) and (3) under “—Beneficial Ownership Table,” there are no arrangements, known to Atlanticus, including any pledge by any person of securities of Atlanticus or any of its parents, the operation of which may at a subsequent date result in a change in control of Atlanticus.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Atlanticus. Based upon a review of reports filed with the SEC, we believe that during the 2022 fiscal year our insiders complied with all applicable filing requirements, except that Mitchell C. Saunders, our Chief Accounting Officer, made a single late filing reporting one transaction.

Shareholder Proposals

The 2024 Annual Meeting of Shareholders is anticipated to be held in May 2024. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a shareholder intends to be presented at the 2024 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2024 Annual Meeting, must be received by the Secretary of Atlanticus at our principal executive offices prior to December 21, 2023. However, if the 2024 Annual Meeting is held on a date more than 30 days before or after May 9, 2024 (the anniversary date of the 2023 Annual Meeting), shareholder proposals for the 2024 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

If a shareholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in Atlanticus’ Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the shareholder proposes to bring before the meeting. Written notice must be received by the Secretary of Atlanticus no earlier than December 11, 2023 and no later than January 10, 2024. In the event that our 2024 Annual Meeting is called for a date that is not within 60 days before or after May 9, 2024 (the anniversary date of the 2023 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

In addition to satisfying the foregoing requirements and other procedures set forth under Atlanticus’ Amended and Restated Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Atlanticus’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2024. However, if the 2024 Annual Meeting is held on a date more than 30 days before or after May 9, 2024 (the anniversary date of the 2023 Annual Meeting), this notice must be provided by the later of March 10, 2024 and the tenth calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by Atlanticus.

We reserve the right to decline to include in our proxy materials any shareholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a shareholder’s written notice upon written request to the Secretary of Atlanticus at the address listed above.

ATLANTICUS HOLDINGS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2023

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2023 Annual Meeting of Shareholders of Atlanticus Holdings Corporation (“Atlanticus”) to be held on May 9, 2023 (the “Annual Meeting”) and appoints each of David G. Hanna, Jeffrey A. Howard and Rosalind T. Drakeford as a proxy, each with the power to appoint his or her substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of Atlanticus. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” LISTED IN PROPOSAL ONE.

1.         To elect seven directors for terms expiring at the 2024 Annual Meeting of Shareholders.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ○ David G. Hanna ○ Denise M. Harrod ○ Jeffrey A. Howard ○ Deal W. Hudson ○ Dennis H. James, Jr. ○ Joann G. Jones ○ Mack F. Mattingly
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.         To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL ONE.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXY CARD TO US PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ___________________________ Date: ________________

Signature of Shareholder ___________________________ Date: ________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 9, 2023:

The Proxy Statement and the 2022 Annual Report to Shareholders are available at www.atlanticus.com/2023AnnualMeeting.